EXHIBIT 99.1


                   MEMORANDUM OF UNDERSTANDING


          WHEREAS there is now pending the consolidated action entitled In re LIN Broadcasting Corporation Shareholders Litigation, Consolidated C.A. No. 14039, and the action entitled Unger v. MMM Holdings, Inc., et al., C.A. No. 14123, in the Court of Chancery of the State of Delaware, New Castle County (the "Delaware Actions"), and the actions entitled Katz v. Allen, et al., Index No. 95-104259, Luke v. Wasserstein Perella & Co., et al., Index No. 95-105973, and Frank v. Alberg, et al., Index No. 95-108949, in the Supreme Court of the State of New York, County of New York (the "New York Actions") (collectively, the "Actions").

          WHEREAS the Actions were filed as putative class actions on behalf of holders of LIN Common Shares, naming as defendants AT&T Corp. ("AT&T"), McCaw Cellular Communications, Inc. ("McCaw"), a wholly-owned subsidiary of AT&T, MMM Holdings, Inc. ("MMM"), a wholly-owned subsidiary of McCaw, certain individual officers and directors of AT&T, McCaw and LIN, Wasserstein Perella & Co. Inc. and Morgan Stanley & Co. Incorporated.

          WHEREAS the Actions variously seek injunctive relief, monetary damages and/or rescission on the grounds that the conduct of the various defendants in connection with a proposed plan of merger among LIN, McCaw and two subsidiaries of McCaw (the "Merger") and the determination of the private market value of the LIN Common Shares pursuant to the Private Market Value Guarantee entered into between LIN and McCaw in 1989 (the "PMVG"), which private market value was determined to be $127.50 per LIN Common Share and proposed as consideration in the Merger, constitutes, inter alia, a breach of the PMVG, unjust enrichment, and a breach of fiduciary duties.

          WHEREAS there is now pending an action entitled Newman
v. McCaw Cellular Communications and AT&T Corp., C.A. No. 95 Civ. 1583, in the United States District Court for the Southern District of New York (the "Federal Action") that asserts certain federal claims and plaintiff has filed a Notice of Dismissal of the Federal Action seeking to voluntarily dismiss the Federal Action without prejudice and without costs.

          WHEREAS, following extensive negotiations, counsel for the parties have reached an agreement in principle providing for the settlement of the Actions (the "Settlement") on the terms and subject to the conditions set forth below.

          WHEREAS counsel for the parties believe that the Settlement is in the best interests of the parties and the LIN stockholders.

          IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

          1.   Instead of the transaction previously
contemplated, as a result of the aforesaid litigation, McCaw has agreed, if the Settlement contemplated herein is consummated, to pay in the Merger $129.50 per LIN Common Share, plus up to an additional $.25 per LIN Common Share as contemplated by paragraph 6 hereof (the "Merger Consideration"), at least $2.00 per LIN Common Share above the private market value determined pursuant to the PMVG, representing an aggregate increase of approximately $60 million over the PMVG private market value. If the Merger has not been completed by September 15, 1995, McCaw will pay simple interest on the Merger Consideration at an annual rate of 5-1/2% from September 15, 1995 to the closing of the Merger. As conditions to the Settlement, the terms of the Settlement must be approved by the Independent Directors, the Independent Directors must assent to the scheduled conversion by certain LIN systems to equal access and the marketing of certain LIN services under the AT&T name pending the Merger, and LIN must receive a fairness opinion at or around the date of approval of the Merger Agreement by the LIN Board from a mutually acceptable investment banking firm as to the fairness of the Merger Consideration. The parties agree that Wasserstein Perella & Co. is an acceptable investment banking firm for purposes of the preceding sentence.

          2. The parties to the Actions will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain final Court approval of the Settlement and the dismissal of the Actions upon the terms set forth in this Memorandum of Understanding. As part of the Settlement, plaintiffs shall file a consolidated amended complaint in the consolidated Delaware Action incorporating the allegations made in the New York Actions.

          3. The parties to the respective Actions will present the Settlement to the Delaware Court of Chancery for approval as soon as practicable following appropriate notice to the stockholders of LIN on whose behalf the Actions were instituted, and will use their best efforts to obtain final Court approval of the Settlement and the dismissal of the Actions pending in the Delaware and New York state courts with prejudice as to all claims asserted in the Actions as against the named plaintiffs and the stockholders of LIN on whose behalf the Actions were brought with no right to opt-out of the Settlement and without costs to any party (except as provided in paragraph 6 below).
The Stipulation will expressly provide, inter alia, for entry of a judgment and for a complete release and settlement of all claims against defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers or attorneys and any past, present or future officers, directors or employees of defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents) which have been, or could have been, asserted relating to the Merger, the actions of the LIN Board of Directors relating to the AT&T/McCaw Merger, the PMVG, the proxy statement, the actions of the Board of Directors of AT&T, McCaw or LIN relating to the Merger, or any of the transactions, disclosures, facts and allegations that are the subject of the Actions; that defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty to LIN or its stockholders; and that defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden and expense of further litigation and is in the best interests of LIN and all its stockholders. As used herein, "final Court approval" of the Settlement means that the Delaware Court of Chancery has entered an order approving the Settlement and the New York Court has entered orders dismissing the New York Actions with prejudice and each of such orders is finally affirmed on appeal or is no longer subject to appeal.

          4.   The consummation of the Settlement is subject to:
(a) the drafting and execution of an appropriate Stipulation and such other documentation as may be required to obtain final Court approval of the Settlement; (b) the completion by plaintiffs of appropriate confirmatory discovery in the Actions reasonably satisfactory to plaintiffs' counsel; and (c) final Court approval of the Settlement and dismissal of the Actions with prejudice and without awarding costs to any party (except as provided in paragraph 6 below). This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met or should plaintiffs' counsel in the Actions determine that the Settlement is not fair and reasonable and, in that event, this Memorandum of Understanding shall neither be deemed to prejudice in any way the positions of the parties with respect to the Actions nor entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

          5. The Settlement contemplated hereby shall be conditioned upon consummation of the Merger. In addition, the Settlement contemplated hereby will not be binding upon any party if the Merger Agreement is terminated in accordance with its terms. AT&T and McCaw shall have the option to withdraw from the Settlement in the event that the Merger is terminated or in the event that final Court approval of the Settlement has not been obtained by November 30, 1995.

          6. Plaintiffs' counsel intend to apply to the Delaware Court of Chancery for an award of attorneys' fees and reasonable out-of-pocket disbursements (together, the "Fees"). Subject to the terms and conditions of this Memorandum of Understanding and the Stipulation of Settlement contemplated by paragraphs 2 and 5 above, plaintiffs' counsel will apply for a fee of up to $4 million plus $.25 per LIN public share, which will not be opposed by the parties. If the Court finally awards a total fee of $4 million or less, McCaw will pay that amount to the plaintiffs' attorneys and an additional $.25 per LIN public share will be paid to the LIN public stockholders as additional Merger Consideration. If the Court finally awards a total fee of more than $4 million, the amount in excess of $4 million will be deducted from the $.25 per LIN public share and, if any amount remains after such deduction, the remaining amount will be paid to the public stockholders as additional Merger Consideration.
If final Court approval of the settlement is obtained but the amount of the attorneys' fee is still in dispute, McCaw will close the Merger and pay $129.50 per LIN public share plus accrued interest, if any, in the Merger. In such case, the additional amount of $.25 per LIN public share will be deposited into an interest bearing account. Following final Court determination of the attorneys' fee, the amount in such account (including pro rata interest) will be paid in whole or in part to the plaintiffs' attorneys and/or in whole or in part to the public stockholders who receive the Merger Consideration, as ordered by the Delaware Court. In the event that the Merger is consummated and, for whatever reason, plaintiffs' counsel is not yet entitled to the payment of the Fees, McCaw shall pay the lesser of $4 million or the amount of Fees awarded by the Delaware Court within five days after the consummation of the Merger into an interest bearing escrow account and, upon the receipt of final Court approval, shall cause the amount finally awarded by the Court, together with any interest, to be paid to plaintiff's counsel. McCaw shall pay the costs and expenses related to providing notice of the Settlement to the LIN stockholders.

Dated:  June 22, 1995

         ABBEY & ELLIS


         /s/
         -------------------------------------
         By Arthur Abbey
         212 East 39th Street
         New York, NY  10016
         (212) 889-3700

         Member of Plaintiffs' Executive
         Committee in the Delaware Action and
         Attorneys for Plaintiff Frank in the
         New York Action



         WOLF POPPER ROSS WOLF & JONES, L.L.P.


         /s/
         -------------------------------------
         By Lester L. Levy
         845 Third Avenue
         New York, NY  10022
         (212) 759-4600

         Co-Chair of the Plaintiffs' Executive
         Committee in the Delaware Action
         and on behalf of the plaintiffs in
         the Katz, Luke and Unger Actions

         BERNSTEIN LIEBHARD & LIFSHITZ


         /s/
         -------------------------------------
         By Stanley D. Bernstein
         274 Madison Avenue
         New York, NY  10016
         (212) 779-1414

         Co-Chair of the Plaintiffs' Executive
         Committee in the Delaware Action
         and on behalf of the plaintiffs in
         the Katz, Luke and Unger Actions



         WACHTELL, LIPTON, ROSEN & KATZ


         /s/
         -------------------------------------
         By Marc Wolinsky
         51 West 52nd Street
         New York, NY  10019
         (212) 403-1000

         Attorneys for Defendants AT&T Corp.,
         McCaw Cellular Communications, Inc.
         MMM Holdings, Inc. and the
         Individual Director Defendants of
         AT&T, McCaw and LIN (except the LIN
         Independent Director Defendants)